EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to (i) the inclusion in Teck Cominco’s Annual Report on Form 40-F for the year ended December 31, 2008; (ii) the incorporation by reference in registration statement on Form S-8 (File No. 333-140184); and (iii) the incorporation by reference in registration statement on Form F-9 (File No. 333-147032 and 333-152735), of our audit report dated March 4, 2009, relating to the Consolidated Financial Statements for each of the years in the three year period ended December 31, 2008 and the effectiveness of internal control over financial reporting of Teck Cominco Limited as of December 31, 2008.

“PricewaterhouseCoopers LLP”

Chartered Accountants

Vancouver, British Columbia

March 20, 2009